Exhibit 99.1

   ResCare Expands In-Home Services; Announces Purchase of Georgia
                                Company

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Sept. 1, 2004--ResCare, Inc. (NASDAQ/NM:RSCR), the nation's leading provider of residential, training, educational and support services for special needs youth and persons with disabilities, announced today it has acquired the home care service operations of Health Care Services, Inc. (d/b/a First Choice Medical) based in Augusta, Georgia. First Choice Medical is a private provider of personal care and skilled nursing services for older persons or those with disabilities. It also provides respiratory, home medical equipment and home infusion services, which it will retain.
    First Choice Medical's home care services will become a part of Southern Home Care Services, a ResCare subsidiary that provides periodic or in-home services in Georgia and South Carolina. Structured as a cash purchase of assets, the transaction is expected to generate approximately $4.6 million in annual revenues offering services to more than 700 people from 16 locations in Georgia.
    "The acquisition of First Choice Medical's home care operations further expands our periodic or in-home services and reaffirms our plan to expand this area of services," said Ronald G. Geary, ResCare chairman, president and chief executive officer. "As with our subsidiary, Southern Home Care, First Choice has always been an excellent provider of services to the elderly and people with disabilities, enabling them to remain in their homes and with the people they love."
    ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.

    The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

    CONTACT: ResCare, Inc., Louisville
             Nel Taylor, 502-394-2100